Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Jody Cain Lippert/Heilshorn & Associates (310) 691-7100

OPHTHALMIC IMAGING SYSTEMS REPORTS
SECOND QUARTER FINANCIAL RESULTS
- - -
Revenues increase 64% on initial OIS EyeScan sales and higher sales of informatics products

SACRAMENTO, Calif. August 9, 2010 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging, image management, Electronic Medical Records (EMR) and Practice Management (PM) company, today reported its financial results for the three and six months ended June 30, 2010 and provided an update on recent corporate developments.

For the second quarter of 2010, OIS reported net revenue of $4.8 million, up 64% or $1.9 million from net revenue of $2.9 million for the second quarter of 2009, primarily due to higher product sales.  Gross margin for the quarter reached 60% from 51% in the prior year, due to an increase in higher-margin software sales.

Operating expenses for the second quarter of 2010 were $3.2 million, compared with $6.6 million for the second quarter of 2009, which included a $4.4 million impairment expense related to the debt of MediVision Medical Imaging Ltd.  Sales and marketing expenses increased to $1.8 million for the second quarter of 2010 compared to $868,000 for the second quarter of 2009, primarily due to the Company’s efforts to introduce and support the launch of OIS EyeScanTM in international and U.S. Eye care markets.

The net loss for the second quarter of 2010 was $488,000, or $0.02 per share, compared with a net loss for the second quarter of 2009 of $4.0 million, or $0.23 per share.

“Our 64% increase in net revenue and notably expanded gross margin are highly gratifying and largely attributable to growing sales of our Picture Archiving and Communication Systems (PACS) named OIS SymphonyTM and integrated EMR/PM solutions by both OIS and our subsidiary, Abraxas Medical Solutions,” said Gil Allon, Chief Executive Officer of OIS.  “Informatics sales industry-wide are expected to grow 30% this year, with a particularly strong contribution from the EMR segment, due to favorable market dynamics such as escalating labor costs, declining reimbursements, increasing regulations and spiraling medical-error legal suits.  Additionally, adoption of informatics solutions should accelerate following last month’s release of the final rule of Meaningful Use of Electronic Health Records under the American Recovery and Reinvestment Act of 2009".

“OIS and Abraxas are well positioned to capitalize on this anticipated industry momentum.  OIS is the only provider of a single EMR/PM and PACS solution for ophthalmology practices, where we already have strong relationships, and Abraxas is expanding into medical specialties beyond ophthalmology with a single-platform EMR/PM and scheduling solution.

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
August 9, 2010

“We also were pleased with the initial OIS EyeScan sales,” he added.  “We believe this portable, cost-effective imaging device with the ability to image both the anterior and posterior segments of the eye and integrated software provides opportunity to expand into optometrist offices domestically, and serve the needs of eye care providers overseas.  We are conducting direct sales in the U.S. and direct sales, through our German subsidiary and our European sales branch in Belgium.  We also have established distribution agreements for many European, Asian and Latin American countries.”

Six Month Financial Results
For the six months ended June 30, 2010, OIS reported net revenue of $8.9 million, up 68% from net revenue of $5.3 million for six months ended June 30, 2009.  The $3.6 million increase is primarily due to higher product sales.  Gross margin for the six months ended June 30, 2010 reached 57% from 49% for the first six months in 2009, mainly due to an increase in higher-margin software revenue.  Operating expenses for the six months ended June 30, 2010 were $6.1 million, compared with $8.8 million for the comparable period last year.  The net loss for the six months ended June 30, 2010 was $1.3 million, or $0.05 per share, compared with a net loss for the six months ended June 30, 2009 of $5.1 million, or $0.30 per share.

As of June 30, 2010, the Company had cash and cash equivalents of $6.2 million, which included $2.0 million in funds from the final installment under a June 2009 purchase agreement with U.M. AccelMed, LP completed in May 2010, and stockholders’ equity of $6.4 million.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems.  The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market.  With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies.  Through its wholly owned subsidiary, Abraxas Medical Solutions, the Company provides EMR and PM software to OB/GYN, orthopedic and primary care physicians.  The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
August 9, 2010

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Consolidated Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	unaudited	unaudited	unaudited	unaudited
	2010	2009	2010	2009
Net Revenue	$4,760,128	$2,898,616	$8,893,443	$5,308,147
Cost of Sales	1,913,948	1,413,210	3,780.701	2,683,674
Gross Profit	2,846,180	1,485,406	5,112,742	2,624,473

Sales And Marketing	1,776,435	868,080	3,321,029	1,772,236
Research And Development	862,499	629,558	1,706,697	1,415,332
General And Administrative	585,023	659,884	1,101,902	1,170,907

Impairment Related To Debt of MediVision	-	4,436,187	-	4,436,187

Total Operating Expenses	3,223,957	6,593,709	6,129,628	8,794,662
Loss From Operations	(377,777)	(5,108,303)	(1,016,886)	(6,170,189)
Other Income – Settlement	-	1,200,000	-	1,200,000
Interest And Other Expense, Net	(91,302)	(95,741)	(322,224)	(139,651)
Net Loss Before Income Taxes	(469,079)	(4,004,044)	(1,339,110)	(5,109,840)
Income Tax Expense	(21,409)	(500)	(8,533)	(2,653)
Net Loss	(490,488)	(4,004,544)	(1,347,643)	(5,112,493)

Less Noncontrolling Interest’s Share	2,351	-	13,575	-

Net Loss Attributable To Ophthalmic Imaging Systems	(488,137)	$(4,004,544)	$(1,334,068)	$(5,112,493)

Basic And Diluted Net Loss Per Share	$(0.02)	$(0.23)	$(0.05)	$(0.30)

Shares Used In The Calculation Of Basic And Diluted Net Loss Per Share	28,097,181	17,501,989	27,307,900	17,184,410

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
August 9, 2010

Assets	June 30, 2010	December 31, 2009
Current assets:	unaudited	unaudited
Cash and cash equivalents	$6,173,124	$5,406,239
Accounts receivable, net	3,192,328	2,710,987
Inventories, net	1,345,782	991,325
Prepaid expenses and other current assets	431,990	179,451
Total current assets	11,143,224	9,288,002

Restricted cash	158,221	158,213
Furniture and equipment, net of accumulated depreciation of $1,159,042 and $1,076,084 respectively	456,449	481,394
Capitalized imaging software, net of accumulated amortization of $252,354 and $168,236, respectively	252,357	336,475
Capitalized software development, net of accumulated amortization of $575,418 and $383,612, respectively	575,413	767,220
AcerMed asset purchase, net of accumulated amortization of $285,036 and $190,024, respectively	285,041	380,053
Goodwill	807,000	807,000
Customer relationship intangible assets and other intangible assets, net of accumulated amortization of $44,041 and $11,636, respectively	647,959	680,364
Prepaid financing	-	22,195
Licensing rights intangible asset, net of accumulated amortization of $16,519 and $0, respectively	82,593	99,112
Other assets	9,634	17,349
Total assets	$14,417,891	$13,037,377

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,377,928	$867,672
Accounts payable – related party	-	41,847
Accrued liabilities	1,499,868	1,115,902
Deferred extended warranty revenue-current portion	1,425,479	1,632,491
Customer deposits	471,024	561,245
Notes payable- current portion	1,168,800	34,048
Total current liabilities	5,943,099	4,253,205

Deferred extended warranty revenue, less current portion	262,081	247,231
Line of credit	150,000	150,000
Notes payable, less current portion	1,660,337	2,946,179
Total liabilities	8,015,517	7,596,615

Commitments and contingencies

Equity
Ophthalmic Imaging Systems’ stockholders' equity:
Common stock, no par value, 100,000,000 shares authorized; 30,300,928 and 26,500,059 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	21,717,047	20,089,592
Additional paid-in-capital	1,203,300	420,610
Accumulated deficit	(16,870,231)	(15,536,170)
Cumulative translation adjustment	(98,657)	2,241
Total Ophthalmic Imaging Systems’ stockholders’ equity	5,951,459	4,976,273
Noncontrolling interest	450,915	464,489
Total equity	6,402,374	5,440,762
Total liabilities and stockholders' equity	$14,417,891	$13,037,377

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OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA